UnitedHealth Group Reports First Quarter 2025 Results
and Revises Full Year Guidance
•Revised 2025 Earnings Outlook to $24.65 to $25.15 Per Share, Adjusted Earnings $26 to $26.50 Per Share
•First Quarter Earnings were $6.85 Per Share, Adjusted Earnings $7.20 Per Share
•Revenues of $109.6 Billion Grew $9.8 Billion Year-Over-Year
•Consumers Served by UnitedHealthcare Increased by 780,000 Year to Date
•Optum Health Continues to Expect to Serve 650,000 New Value-Based Care Patients in 2025
(April 17, 2025) UnitedHealth Group (NYSE: UNH) reported first quarter 2025 results and revised its outlook for the year.
“UnitedHealth Group grew to serve more people more comprehensively but did not perform up to our expectations, and we are aggressively addressing those challenges to position us well for the years ahead, and return to our long-term earnings growth rate target of 13 to 16%,” said Andrew Witty, chief executive officer of UnitedHealth Group.
UnitedHealth Group revised its 2025 performance outlook established in December 2024 to net earnings of $24.65 to $25.15 per share and adjusted earnings of $26 to $26.50 per share. This outlook reflects two factors:
•Heightened care activity indications within UnitedHealthcare’s Medicare Advantage businesses, which became visible as the quarter closed, far above the planned 2025 increase which was consistent with the elevated levels in 2024. This activity was most notable within physician and outpatient services.
•Unanticipated changes in the profile of Optum Health members impacting planned 2025 reimbursement due to unexpectedly minimal 2024 beneficiary engagement by plans exiting markets. In addition, a greater-than-expected impact to current and new complex patients from the ongoing Medicare funding reductions enacted by the previous administration.
The company believes these factors to be highly addressable over the course of this year as well as it looks ahead to 2026.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2025	2024	2024

Revenues	$109.6 billion	$99.8 billion	$100.8 billion
Earnings from Operations	$9.1 billion	$7.9 billion	$7.8 billion
Net Margin	5.7%	(1.4)%	5.5%

•UnitedHealth Group’s first quarter 2025 revenues grew $9.8 billion year-over-year to $109.6 billion, driven primarily by serving people more comprehensively across the enterprise. First quarter earnings from operations were $9.1 billion.
•The first quarter medical care ratio was 84.8% compared to 84.3% in 2024. The increase was primarily due to the revenue effects of both the ongoing Medicare funding reductions and member mix and the higher senior care activity, partially offset by the Medicare Part D program changes which affected seasonality. The company did not reflect any favorable earnings impacting medical reserve development in the quarter.
•Days claims payable of 45.5 compared to 47.0 in the fourth quarter 2024 and 47.1 in first quarter 2024. This was driven by the Medicare Part D program changes noted previously.
•The first quarter 2025 operating cost ratio of 12.4% compared to 14.1% in 2024, reflecting revenue impacts from the Part D program and increased technological and other operating efficiencies across UnitedHealthcare and Optum.
•Cash flows from operations for the first quarter were $5.5 billion. During the first quarter 2025, the company returned nearly $5 billion to shareholders through dividends and share repurchases. Return on equity of 26.8% in the first quarter, reflected the company’s consistent, broad-based earnings and efficient capital structure.

UnitedHealthcare provides health care benefits globally, serving individuals and employers, and Medicare and Medicaid beneficiaries. UnitedHealthcare is dedicated to improving the value customers and consumers receive by improving health and wellness, enhancing the quality of care received, simplifying the health care experience and reducing the total cost of care.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2025	2024	2024

Revenues	$84.6 billion	$75.4 billion	$74.1 billion
Earnings from Operations	$5.2 billion	$4.4 billion	$3.0 billion
Operating Margin	6.2%	5.8%	4.0%

•UnitedHealthcare first quarter revenues of $84.6 billion grew by $9.3 billion year-over-year. Operating earnings were $5.2 billion, impacted by higher-than-expected care activity levels within UnitedHealthcare’s Medicare Advantage business.
•The number of consumers served with self-funded commercial benefits increased by about 700,000 in the first quarter, reflecting strong customer response to the company’s innovative offerings. Commercial insured membership was impacted by attrition within individual exchange offerings due to a highly price-competitive marketplace.
•The number of people served by the company’s offerings for seniors and people with complex needs grew by 545,000 in the first quarter and remains expected to grow up to 800,000 in 2025.
•People served by the company’s state-based community plans increased to 7.6 million members, and the company expanded customer relationships in Kentucky, New York and Florida.

The Optum health services businesses serve the global health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using market-leading information, analytics and technology to yield clinical insights, Optum helps improve overall health system performance by optimizing care quality, reducing care costs and improving the consumer experience.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2025	2024	2024

Revenues	$63.9 billion	$61.1 billion	$65.1 billion
Earnings from Operations	$3.9 billion	$3.5 billion	$4.8 billion
Operating Margin	6.1%	5.8%	7.4%

•Optum first quarter revenues of $63.9 billion increased $2.8 billion led by Optum Rx. Operating earnings were $3.9 billion.
•Optum Health revenues were $25.3 billion. The year-over-year change reflected growth in patients served, offset by legacy customer contract revisions and the member profile factors noted above. Optum Health continues to expect to grow to serve 650,000 new value-based care patients in 2025.
•Optum Insight revenues were $4.6 billion and the revenue backlog was $32.9 billion. New products coming to market in the first quarter included the launch of AI powered claims processing tools that can increase productivity by over 20% for our revenue cycle management customers.
•Optum Rx revenues were $35.1 billion, with the strong growth driven by new clients served as well as expanded relationships with existing clients. Adjusted scripts grew to 408 million, compared to 395 million last year.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow UnitedHealth Group on LinkedIn.
Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Relations page of the company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be on the Investor Relations page through May 1, 2025. This earnings release and the Form 8-K dated April 17, 2025, can also be accessed from the Investor Relations page of the company’s website.
Non-GAAP Financial Information
This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of the non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.
Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements which are intended to take advantage of the “safe harbor” provisions of the federal securities laws. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. Actual results could differ materially from those that management expects, depending on the outcome of certain factors including: our ability to effectively estimate, price for and manage medical costs; new or changes in existing health care laws or regulations, or their enforcement or application; cyberattacks, other privacy/data security incidents, or our failure to comply with related regulations; reductions in revenue or delays to cash flows received under government programs; changes in Medicare, the CMS star ratings program or the application of risk adjustment data validation audits; the DOJ’s legal action relating to the risk adjustment submission matter; our ability to maintain and achieve improvement in quality scores impacting revenue; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; risks and uncertainties associated with our businesses providing pharmacy care services; competitive pressures, including our ability to maintain or increase our market share; changes in or challenges to our public sector contract awards; failure to achieve targeted operating cost productivity improvements; failure to develop and maintain satisfactory relationships with health care payers, physicians, hospitals and other service providers; the impact of potential changes in tax laws and regulations; increases in costs and other liabilities associated with litigation, government investigations, audits or reviews; failure to complete, manage or integrate strategic transactions; risk and uncertainties associated with the sale of our remaining operations in South America; risks associated with public health crises arising from large-scale medical emergencies, pandemics, natural disasters and other extreme events; failure to attract, develop, retain, and manage the succession of key employees and executives; our investment portfolio performance; impairment of our goodwill and intangible assets; failure to protect proprietary rights to our databases, software and related products; downgrades in our credit ratings; and our ability to obtain sufficient funds from our regulated subsidiaries or from external financings to fund our obligations, reinvest in our business, maintain our debt to total capital ratio at targeted levels, maintain our quarterly dividend payment cycle, or continue repurchasing shares of our common stock.
This above list is not exhaustive. We discuss these matters, and certain risks that may affect our business operations, financial condition and results of operations, more fully in our filings with the SEC, including our reports on Forms 10-K, 10-Q and 8-K. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by law.
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Investors:	Media:
investor_relations@uhg.com	uhgmedia@uhg.com

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended March 31, 2025

•Condensed Consolidated Statements of Operations
•Condensed Consolidated Balance Sheets
•Condensed Consolidated Statements of Cash Flows
•Supplemental Financial Information - Businesses
•Supplemental Financial Information - People Served and Performance Metrics
•Reconciliation of Non-GAAP Financial Measure

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues
Premiums	$86,534	$77,988
Products	13,036	11,909
Services	8,972	8,888
Investment and other income	1,033	1,011
Total revenues	109,575	99,796
Operating costs
Medical costs	73,411	65,735
Operating costs	13,594	14,077
Cost of products sold	12,390	11,056
Depreciation and amortization	1,061	997
Total operating costs	100,456	91,865
Earnings from operations	9,119	7,931
Interest expense	(998)	(844)
Loss on sale of subsidiary and subsidiaries held for sale	(15)	(7,086)
Earnings before income taxes	8,106	1
Provision for income taxes	(1,632)	(1,222)
Net earnings (loss)	6,474	(1,221)
Earnings attributable to noncontrolling interests	(182)	(188)
Net earnings (loss) attributable to UnitedHealth Group common shareholders	$6,292	$(1,409)
Diluted earnings (loss) per share attributable to UnitedHealth Group common shareholders	$6.85	$(1.53)
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)	$7.20	$6.91
Diluted weighted-average common shares outstanding	918	922
(a)See page 6 for a reconciliation of non-GAAP measures.

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	March 31, 2025	December 31, 2024
Assets
Cash and short-term investments	$34,291	$29,113
Accounts receivable, net	26,936	22,365
Other current assets	35,058	34,301
Total current assets	96,285	85,779
Long-term investments	51,863	52,354
Other long-term assets	161,642	160,145
Total assets	$309,790	$298,278
Liabilities, redeemable noncontrolling interests and equity
Medical costs payable	$37,136	$34,224
Short-term borrowings and current maturities of long-term debt	9,986	4,545
Other current liabilities	66,349	65,000
Total current liabilities	113,471	103,769
Long-term debt, less current maturities	71,285	72,359
Other long-term liabilities	19,865	19,559
Redeemable noncontrolling interests	4,358	4,323
Equity	100,811	98,268
Total liabilities, redeemable noncontrolling interests and equity	$309,790	$298,278

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net earnings (loss)	$6,474	$(1,221)
Noncash items:
Depreciation and amortization	1,061	997
Deferred income taxes and other	161	152
Share-based compensation	375	372
Loss on sale of subsidiary and subsidiaries held for sale	15	7,086
Net changes in operating assets and liabilities	(2,630)	(6,242)
Cash flows from operating activities	5,456	1,144
Investing Activities
Sales and maturities of investments, net of purchases	1,217	492
Purchases of property, equipment and capitalized software	(898)	(743)
Cash paid for acquisitions and other transactions, net	(702)	(3,006)
Loans to care providers - cyberattack	—	(2,164)
Repayments of care provider loans - cyberattack	891	—
Other, net	(582)	(919)
Cash flows used for investing activities	(74)	(6,340)
Financing Activities
Common share repurchases	(3,000)	(3,072)
Dividends paid	(1,912)	(1,729)
Net change in short-term borrowings and long-term debt	3,911	11,364
Other, net	1,100	1,668
Cash flows from financing activities	99	8,231
Effect of exchange rate changes on cash and cash equivalents	15	(48)
Increase in cash and cash equivalents, including cash within businesses held for sale	5,496	2,987
Less: net increase in cash within businesses held for sale	(91)	—
Net increase in cash and cash equivalents	5,405	2,987
Cash and cash equivalents, beginning of period	25,312	25,427
Cash and cash equivalents, end of period	$30,717	$28,414

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESSES
(in millions, except percentages)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues
UnitedHealthcare	$84,617	$75,357
Optum	63,885	61,052
Eliminations	(38,927)	(36,613)
Total consolidated revenues	$109,575	$99,796
Earnings from Operations
UnitedHealthcare	$5,226	$4,395
Optum (a)	3,893	3,536
Total consolidated earnings from operations	$9,119	$7,931
Operating Margin
UnitedHealthcare	6.2%	5.8%
Optum	6.1%	5.8%
Consolidated operating margin	8.3%	7.9%

Revenues
UnitedHealthcare Employer & Individual - Domestic	$19,066	$17,839
UnitedHealthcare Employer & Individual - Global	782	1,532
UnitedHealthcare Employer & Individual - Total	19,848	19,371
UnitedHealthcare Medicare & Retirement	41,705	35,486
UnitedHealthcare Community & State	23,064	20,500

Optum Health	$25,309	$26,731
Optum Insight	4,630	4,502
Optum Rx	35,132	30,835
Optum eliminations	(1,186)	(1,016)
(a)Earnings from operations for Optum for the three months ended March 31, 2025 and 2024 included $1,614 and $1,899 for Optum Health; $961 and $490 for Optum Insight; and $1,318 and $1,147 for Optum Rx, respectively.

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - PEOPLE SERVED AND PERFORMANCE METRICS
(unaudited)
UnitedHealthcare Customer Profile
(in thousands)

People Served	March 31, 2025	December 31, 2024	March 31, 2024
Commercial:
Risk-based	8,410	8,845	8,545
Fee-based	21,590	20,885	20,870
Total Commercial	30,000	29,730	29,415
Medicare Advantage	8,245	7,845	7,760
Medicaid	7,570	7,435	7,680
Medicare Supplement (Standardized)	4,310	4,335	4,325
Total Community and Senior	20,125	19,615	19,765
Total UnitedHealthcare - Medical	50,125	49,345	49,180

Supplemental Data
Medicare Part D stand-alone	2,835	3,050	3,085
South American businesses held for sale	1,160	1,330	2,295
Optum Performance Metrics

	March 31, 2025	December 31, 2024	March 31, 2024
Optum Health Consumers Served (in millions)	99	100	104
Optum Insight Contract Backlog (in billions)	$32.9	$32.8	$32.8
Optum Rx Quarterly Adjusted Scripts (in millions)	408	422	395

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Use of Non-GAAP Financial Measure
Adjusted net earnings per share is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Adjustments to adjusted net earnings per share are as follows:
Intangible Amortization: As amortization fluctuates based on the size and timing of the company’s acquisition activity, management believes this exclusion provides a more useful comparison of the company’s underlying business performance and trends from period to period. While intangible assets contribute to the Company’s revenue generation, the intangible amortization is not directly related. Therefore, the related revenues are included in adjusted earnings per share.
South American Impacts: The loss on the sale of our Brazilian operations completed on February 6, 2024 is not representative of the Company’s underlying business performance and therefore management believes the exclusion presents a more useful comparison of the company’s underlying business performance and trends from period to period.
Direct Response Costs - Cyberattack: Management believes the exclusion of costs incurred to investigate and remediate the attack, other direct and incremental costs incurred as a result of the cyberattack and incremental costs for accommodations to support care providers presents a more useful comparison of the Company’s underlying business performance and trends from period to period.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(in millions, except per share data; unaudited)
Adjusted Net Earnings Per Share

	Three Months Ended March 31,		Projected Year Ended December 31,
	2025	2024	2025
Net earnings (loss) attributable to UnitedHealth Group common shareholders	$6,292	$(1,409)	$22,500 - $23,100
Intangible amortization	417	399	~1,625
Tax effect of intangible amortization	(102)	(98)	~(400)
South American impacts	—	7,086	—
Direct response costs - cyberattack	—	593	—
Tax effect of direct response costs - cyberattack	—	(141)	—
Adjusted net earnings attributable to UnitedHealth Group common shareholders	$6,607	$6,430	$23,725 - $24,325

Diluted earnings (loss) per share	$6.85	$(1.53)	$24.65 - $25.15
Intangible amortization per share	0.46	0.43	~1.75
Tax effect of intangible amortization per share	(0.11)	(0.10)	~(0.40)
South American impacts per share	—	7.62	—
Direct response costs - cyberattack per share	—	0.64	—
Tax effects of direct response costs - cyberattack per share	—	(0.15)	—
Adjusted diluted earnings per share	$7.20	$6.91	$26.00 - $26.50